Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2016, relating to the consolidated financial statements of Pure Storage, Inc. and its subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2016.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 25, 2016